Filed Pursuant to Rule 424(b)(3)
Registration No. 333-69312
6% Convertible Senior Notes due 2011 CUSIP No. 65332VBC6

NEXTEL COMMUNICATIONS, INC.

PROSPECTUS SUPPLEMENT DATED MARCH 20, 2002
TO PROSPECTUS DATED NOVEMBER 15, 2001

     The selling security holders table on pages 18 – 20 of the prospectus, as supplemented, is hereby further amended to update the information to include the following entities as selling security holders in the prospectus and to list their respective amounts of 6% convertible senior notes due 2011:

	Convertible Notes		Common Stock

	Principal	Principal
	Amount of	Amount of	Number of	Number of
	Convertible	Convertible	Shares	Shares
Name of Selling Security Holder	Notes Owned	Notes Offered	Owned	Offered

American Eagle Capital Appreciation Fund	497,000	497,000	50,800	-0-
American Eagle Twenty Fund	325,000	325,000	-0-	-0-
American Eagle Large-Cap Growth Fund	616,000	616,000	-0-	-0-
Southways Fund, Ltd.	3,196,000	3,196,000	87,100	-0-
Southways Partners, L.P.	2,625,000	2,625,000	93,400	-0-
GS Jundt Portfolio, LLC	2,360,000	2,360,000	88,200	-0-
Lyxor Master Fund	181,000	181,000	3,800	-0-
Zurich Institutional Benchmarks Master Fund Limited	235,000	235,000	-0-	-0-
Southways Managed Account (1) Limited	490,000	490,000	19,300	-0-
HFR HE Diversified Fund	383,000	383,000	13,800	-0-
Absolut(e) Plus U.S. Growth Fund	3,496,000	1,748,000	220,700	-0-
Jundt Twenty-Five Fund	1,319,000	1,319,000	-0-	-0-
The Jundt Growth Fund, Inc.	1,939,000	1,939,000	87,800	-0-
Jundt Opportunity Fund	4,374,000	4,374,000	257,400	-0-